As filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-60498

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank Mutual Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	39-2004336
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4949 West Brown Deer Road
Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Bank Mutual Corporation

2001 Stock Incentive Plan

(a/k/a Mutual Savings Bank 2001 Stock Incentive Plan)

(Full title of the plans)

Copy to:
MICHAEL T. CROWLEY, JR.	KENNETH V. HALLETT
Bank Mutual Corporation	Quarles & Brady LLP
4949 West Brown Deer Road	411 East Wisconsin Avenue
Milwaukee, Wisconsin 53233	Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 354-1500

(Telephone number, including area code, of agent for service)

This Post-Effective Amendment is being filed in connection with the conversion on October 29, 2003 of Bank Mutual Corporation, which had been a federal corporation chartered by the Office of Thrift Supervision, into a Wisconsin-chartered corporation. In connection with that conversion transaction, each outstanding share of common stock owned by public shareholders was converted into 3.6686 new shares of common stock, the 2001 Stock Incentive Plan (the “Plan”), including the options outstanding under the Plan, was assumed by the Wisconsin-chartered corporation, and outstanding stock options under the Plan were adjusted to reflect the exchange ratio.

As a result of the conversion and related adjustment, options for approximately 3,368,119 new shares (subject to reductions to reflect fractional share interests) are outstanding under the Plan. In addition, options for approximately 276,058 new shares (converted from 75,249 old shares) and restricted stock grants of approximately 141,072 new shares (converted from 38,454 old shares) remain available for grant under the Plan (subject in both cases to limitations under Office of Thrift Supervision conversion regulations).

The Registrant (referring to Bank Mutual Corporation both before and after the conversion, as appropriate) previously reported the conversion, and the successorship of the new Wisconsin-chartered corporation, on a Report on Form 8-K dated October 29, 2003. The conversion was approved by Bank Mutual Corporation shareholders. The Wisconsin-chartered Bank Mutual Corporation expressly assumes this registration statement.

This Amendment is filed to submit a new opinion of counsel relating to the shares of, and to otherwise reflect, the Wisconsin-chartered successor corporation. It also updates pertinent information (such as the documents incorporated by reference) for the passage of time and/or to reflect the conversion.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant (Commission File No. 000-31207) with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

•	The Registrant’s Current Reports on Form 8-K dated April 21, 2003, June 6, 2003, September 25, 2003 and October 29, 2003.

•	Description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, as amended by Form 8-A/A dated October 29, 2003, and any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable. See last bullet point in Item 3 above.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered pursuant to this registration statement and certain matters relating to the amendment to this registration statement have been passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. At November 17, 2003, Quarles & Brady attorneys providing services in connection with this registration statement amendment owned an aggregate of approximately 10,412 shares of common stock of Bank Mutual Corporation.

Item 6.	Indemnification of Directors and Officers.

The Registrant is now incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

The Registrant’s Bylaws contain provisions that generally parallel the indemnification provisions of the WBCL, make mandatory certain of the permissive indemnities and cover certain procedural matters which are not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index following the Signatures pages in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans’ annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brown Deer, State of Wisconsin, on November 18, 2003.

BANK MUTUAL CORPORATION (Registrant)

By:	/s/ Michael T. Crowley, Jr.

Michael T. Crowley, Jr. Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

Signature and Title

/s/ Michael T. Crowley, Jr	Marc C. Herr**

Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	Marc C. Herr, Director

/s/ Rick B. Colberg	Thomas J. Lopina, Director**

Rick B. Colberg, Chief Financial Officer (Principal Financial Officer)	Thomas J. Lopina, Director

/s/ Marlene M. Scholz	William J. Mielke**

Marlene M. Scholz, Senior Vice President (Principal Accounting Officer)	William J. Mielke, Director

Michael T. Crowley, Sr.**	Robert B. Olson**

Michael T. Crowley, Sr., Director	Robert B. Olson, Director

Thomas H. Buestrin**	David J. Rolfs**

Thomas H. Buestrin, Director	David J. Rolfs, Director

Raymond W. Dwyer**	J. Gus Swoboda**

Raymond W. Dwyer, Jr., Director	J. Gus Swoboda, Director

*Each of the above signatures is affixed as of November 18, 2003.

**By:	/s/ Michael T. Crowley, Jr.

Michael T. Crowley, Jr., attorney in fact

Bank Mutual Corporation

(the “Registrant”)

EXHIBIT INDEX

TO

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein By Reference To	Filed Herewith
4.1	Restated Articles of Incorporation of Registrant	Exhibit 3(i) to the Registrant’s Form S-1 (No. 333-105685) as amended (“Form S-1”)

4.2	Plan of Restructuring of Bank Mutual Corporation and Bank Mutual Bancorp, MHC dated April 21, 2003, as amended and restated on July 7, 2003	Exhibit 2.1 to Form S-1

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Ernst & Young LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Exhibit 5

99.1	Text of the Plan	Exhibit 10.1 to the Registrant’s Report on Form 10-Q for the quarter ended March 31, 2002